SCHEDULE A

FEE AND EXPENSE AGREEMENT

WELLS FARGO VARIABLE            TRUST

(Capped Operating Expense Ratios)

Name of fund	capped operating expense ratio	Expiration/ Renewal Date
VT Core Equity Fund Class 1 Class 2	0.75% 1.00%	July 18, 2013 July 18, 2013
VT Discovery Fund Class 2	1.15%	April 30, 2010

VT Index Asset Allocation Fund

Class 2	1.00%	April 30, 2010
VT International Equity Fund Class 1 Class 2	0.69% 0.94%	April 30, 2010 April 30, 2010
VT Intrinsic Value Fund Class 2	1.00%	July 18, 2013
VT Omega Growth Fund Class 1 Class 2	0.75% 1.00%	July 13, 2013 July 13, 2013
VT Opportunity Fund Class 2	1.07%	April 30, 2010
VT Small Cap Growth Fund Class 1 Class 2	0.95% 1.20%	April 30, 2010 April 30, 2010
VT Small Cap Value Fund Class 1 Class 2	0.89% 1.14%	April 30, 2010 April 30, 2010
VT Total Return Bond Fund Class 2	0.90%	April 30, 2010

Most recent annual approval:  March 25, 2011

Schedule A Amended:  July 18, 2010

The foregoing schedule of capped operating expense ratios is agreed to as of July 18, 2010 and shall remain in effect until changed in writing by the parties.

WELLS FARGO VARIABLE TRUST

By:

     C. David Messman

     Secretary

WELLS FARGO FUNDS MANAGEMENT, LLC

By:
Christian Chan

Senior Vice President